COMPANY CONTACT:         FOR IMMEDIATE RELEASE
Jeff Magids
Director of Finance & Investor Relation
(281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Increased Borrowing Base

Houston, TX – April 13, 2022 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced it has entered into an amendment to its senior secured revolving credit facility (“Credit Facility”) under which the borrowing base has been increased from $460 million to $525 million in connection with its regularly scheduled semi-annual redetermination. The upsized borrowing base and strong free cash flow generation in the first quarter of 2022 further strengthens SilverBow’s liquidity.
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “We are pleased with the increase to our borrowing base and the enhanced liquidity it provides. We appreciate the continued support of our existing lenders and are excited to welcome the new lenders to our expanding bank syndicate. This increase in our borrowing base follows a period of continued development and acquisition activity, which led to growth in proved reserves, and, in conjunction with rising commodity prices, to overall reserve value.”
Mr. Woolverton commented further, “The enhanced liquidity broadens SilverBow’s opportunity set, as we continue to evaluate strategic M&A while further developing our Eagle Ford and Austin Chalk assets. We believe that our continued operational focus and track record of acquisition activity within the basin is building significant shareholder value. We are committed to maintaining financial discipline and working with our lending group to further our strategy of consolidating assets to increase scale and efficiency.”
LIQUIDITY UPDATE
As of March 31, 2022, the Company had approximately $2 million in cash and $200 million of outstanding borrowings under its Credit Facility. Adjusted for the increase to the borrowing base to $525 million, the Company had $325 million of undrawn capacity and approximately $2 million in cash, resulting in approximately $327 million of liquidity.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.
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